Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Corebridge Financial, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	Rule 457(r)	(1)	(1)	(1)	(2)	(2)
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					—		(2)
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							(2)
(1) An unspecified amount of common stock is being registered as may from time to time be sold at unspecified prices. Pursuant to Rule 416(a) under the Securities Act of 1933, the shares being registered hereunder also include such indeterminate number of shares of common stock as may be issuable as a result of stock splits, stock dividends, recapitalizations or similar transactions.
(2) In accordance with Rules 456(b) and 457(r) of the Securities Act, the registrant is deferring payment of all of the registration fee required in connection with this registration statement and will pay such fees on a “pay-as-you-go” basis.